EXHIBIT 99.1

CARVER BANCORP, INC. NAMES DONALD FELIX PRESIDENT AND CEO, EFFECTIVE NOVEMBER 01, 2024
Felix brings more than two decades of banking leadership to advance Carver into its next era of growth
•	Carver is a historic institution founded in 1948 to help underserved communities in New York City build wealth.
•	Carver continues to pay its mission forward, focusing on Minority and Women Business Enterprises and the growing middle-income neighborhoods it serves.
•	Approximately $0.80 of each deposit dollar at the Bank is reinvested in the diverse communities it serves through competitively priced loan capital.
•	Donald Felix is only the sixth CEO in Carver's 76-year history.
NEW YORK, September 16, 2024 /PRNewswire/ -- Carver Bancorp, Inc. (Nasdaq: CARV) ("Carver" or the "Company"), the holding company for Carver Federal Savings Bank (the "Bank"), a certified Community Development Financial Institution ("CDFI") and designated Minority Depository Institution ("MDI"), is pleased to announce that its Board of Directors (the "Board") has named Donald Felix as President and CEO of the Company and Bank effective November 1, 2024. He will also serve as a member of the Carver Board.
Mr. Felix is an accomplished banking executive with over 25 years of global banking and broad C-level experience. In his most recent role at Citizens Financial Group, Inc. as Executive Vice President and Head of National Banking & Expansion, Mr. Felix drove increased profitability and grew deposits by $3B. In this and previous roles at JPMorgan Chase and Citi, he has had extensive experience managing deposits and lending, delivering innovations in digital banking, and launching new products and solutions for consumer financial health. His roles have spanned consumer banking and wealth management, corporate banking, office of the Chairman/CEO, and investment banking, domestically and internationally.
The Board undertook a comprehensive national search to find a permanent President and CEO to lead Carver in its ongoing mission to provide banking services and business capital to diverse urban communities throughout Greater New York City, and beyond. Mr. Felix will succeed Craig C. MacKay, an independent director since February 2017, who has served as the Interim President and CEO of the Company and Bank since October 2023. Mr. MacKay will continue to serve as a member of the Carver Board.
"Don Felix has an outstanding record of executive experience and achievement in the banking industry," said Lewis P. Jones III, Chairman of the Board. "His expertise will help Carver achieve its strategic objective to create new revenue streams and further enhance shareholder value. He will fulfill Carver's mission of expanding access to capital in the communities it serves. On behalf of the Bank, our customers, and valued community partners, I welcome Don to the Carver family and look forward to his contributions in the months and years ahead. I also want to thank Craig for his vital work and leadership in serving as Interim President and CEO with distinction over the past year."

"I have known Don Felix for over a decade—and I am confident he has the strategic and operational expertise to elevate the banking experience for our customers, expand our community relationships, drive technological enhancements at the Bank, and enhance profitability for our shareholders," said Craig C. MacKay, Interim President and CEO. "It has been an honor to serve as Interim President and CEO. I want to thank my colleagues at Carver, our customers, and banking partners for their unwavering support of our institution during my tenure."
"Carver has been a driving force in economic empowerment in Greater New York City for more than seven decades doing some of the most impact-driven work in banking," said Incoming President and CEO Donald Felix. "I look forward to advancing Carver's growth, creating value for our stakeholders, and promoting greater financial inclusion and economic mobility. We will continue to play a central role in ensuring we meet the evolving needs of consumers and helping our communities thrive. I want to thank Lewis, Craig, and the Board for their incredible support and encouragement. I deeply respect the executives and employees who have built this incredible financial institution. Working together with the team and our partners, I know Carver's best days lie ahead."
Donald Felix Bio
Prior to his employment with Carver, Mr. Felix served as Executive Vice President of Citizens Financial Group, Head of National Banking & Expansion from 2021 to 2023. Before that, he served as Managing Director of JPMorgan Chase, in the Consumer Bank as Head of Consumer Financial Health from 2019 to 2021. He was also the Chief of Staff in the Office of the CEO, for Chase Consumer Bank & Wealth Management, from 2016 to 2019, and before joining Chase held various senior positions domestically and abroad at Citi from 1996 to 2016.
He holds an MBA in Finance and Strategic Management from The Wharton School, University of Pennsylvania, and a BBA in Information Systems and Analysis from Howard University. He is a Director at the Urban League of Eastern Massachusetts.
A first-generation Caribbean-American, Mr. Felix was born and raised in New York City and has a deep connection and long history of civic engagement with the communities that Carver serves.
About Carver Bancorp, Inc.
Carver Bancorp, Inc. (NASDAQ: CARV) is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Headquartered in Harlem, NY, Carver was founded in 1948 to serve historically underserved communities in New York whose residents, businesses, and institutions had limited access to mainstream financial services. The U.S. Treasury Department has designated Carver as a Community Development Financial Institution ("CDFI") because of its community-focused banking services and dedication to its local community's economic viability and revitalization. Carver is one of the largest African- and Caribbean-American-managed banks in the United States. Carver's online banking presence includes consumer checking and savings accounts across nine states, from Massachusetts to Virginia and Washington, DC. For further information, please visit the Company's website at www.carverbank.com. Be sure to connect with Carver on Facebook, LinkedIn, and Instagram.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks, and uncertainties. More information about these factors, risks, and uncertainties is contained in our filings with the Securities and Exchange Commission.
Media:
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SOURCE Carver Bancorp, Inc.